Exhibit 99.1

Transcript Bayer AG Meet Management 2016 Tuesday, 20th September 2016

Bayer AG Meet Management 2016 Tuesday, 20th September 2016 Introduction Dr. Jürgen Beunink Head of Investor Relations, Bayer Good morning everybody and welcome to our 18th Meet Management Conference. My name is Jürgen Beunink and I am responsible for Bayers' IR programme. I believe many of you are familiar with the format, so I will make my remarks very brief. Werner Baumann will start off with the presentation with summary of recent development our 2016 target and our mid term aspirations. After him, Dieter Weinand, Erica Mann, Liam Condon will briefly outline the strategic highlight of their division. After the presentation, you will have the opportunity to discuss all aspects of Bayer in four breakout sessions. One session posting on the Group, one session for pharma, one for consumer health and one for Crop Science including Animal Health. In order to facilitate the discussion, we have split the entire audience into four groups A, B, C and D as indicated on your name tag. For example, Group A starts with the Group followed by pharma, then consumer health and lastly Crop Science. Our hostess will walk you to the breakout rooms which are located on this floor and on the first floor. One last point, please be aware that during the entire conference we will make forward-looking statements so we kindly stress that you carefully read through the cautionary statement and the additional legal information that governs our conference. Certain statements contained in this communication may constitute “forward-looking statements.” Actual results could differ materially from those projected or forecast in the forward-looking statements. The factors that could cause actual results to differ materially include the following: the risk that Monsanto Company’s (“Monsanto”) stockholders do not approve the transaction; uncertainities as to the timing of the transaction; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected timeframes or at all and to successfully integrate Monsanto’s operations into those of Bayer Aktiengesellschaft (“Bayer”); such integration may be more difficult time-consuming or costly than expected; revenues following the transaction may be lower than expected; operating costs, customer loss and business disruption (including without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; the retention of certain key employees at Monsanto; risks associated with the disruption or management’s attention from ongoing business operations due to the transaction; the conditions to the completion of the transaction may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the merger; the impact of indebtedness incurred by Bayer in connection with the transaction and the potential impact on the rating of indebtedness of Bayer; the effects of the business combination of Bayer and Monsanto, including the combined company’s future financial condition, operating results, strategy and plans; other factors detailed in Monsanto’s Annual Report Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) for the fiscal year ended August 31, 2015 and Monsanto’s other filings with the SEC, which are available at http://www.sec.gov and on Monsanto’s Website at www.monsanto.com, and other factors discussed in Bayer’s public reports which are available on the Bayer website at www.bayer.com. Bayer and Monsanto assume no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. 2

Bayer AG Meet Management 2016 Tuesday, 20th September 2016


Additional Information and Where to Find It
This communication relates to the proposed merger transaction involving Monsanto and Bayer. In connection with the proposed merger, Monsanto and Bayer intend to file relevant materials with the SEC, including Monsanto's proxy statement on Schedule 14A (the "Proxy Statement"). This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, and is not a substitute for the Proxy Statement or any other document that Monsanto may file with the SEC or send to its stockholders in connection with the proposed merger. STOCKHOLDERS OF MONSANTO ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC's web site, http://www.sec.gov, and Monsanto's website, www.monsanto.com., and Monsanto stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Monsanto. In addition, the documents (when available) may be obtained free of charge by directing a request to Corporate Secretary, Monsanto Company, 800 North Lindbergh Boulevard, St. Louis, Missouri 63167, or by calling (314) 694-8148.
Monsanto, Bayer and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Monsanto common stock in respect of the proposed transaction. Information about the directors and executive officers of Monsanto is set forth in the proxy statement for Monsanto's 2016 annual meeting of stockholders, which was filed with the SEC on December 10, 2015, and in Monsanto's Annual Report on Form 10-K for the fiscal year ended August 31, 2015, which was filed with the SEC on October 29, 2015. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.

With that, I'd like to hand over to Werner Bauman for his presentation.

Presentation

Werner Baumann

Chairman, Bayer

Opening remarks

So thank you Jürgen, and good morning everybody. I hope you a good and enjoyable evening and as Jürgen already outlined what I'd like do in the next roughly 20 minutes is to frame the day talking about some recent events talking about outlook and mid term aspirations, and last but not least, a little bit about what the main and focus themes in our businesses are. And last but not least, as you would expect, I'd close with innovation. So let me jump right into it then - sooner or later. Here we go.

What is the company all about and what are we trying to do? What our aspiration is with the management of our businesses and portfolios is that our aspiration is that we try to build leading life sciences businesses with the purpose of creating and enhancing the value of these businesses. That means that the businesses that we think we should not only run, but also develop and build in the leadership positions are the ones that are keepers in the portfolio all other businesses will be handed over into other hand because they can flourish and develop essentially better compared to us owning and managing them. And you have seen us do that over the last roughly 15 years there with a significant programme that had completely changed the footprint of the company.

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Bayer AG Meet Management 2016 Tuesday, 20th September 2016 So, looking at the life sciences company and the businesses that are being run and developed and the life sciences and pharmaceuticals with leading positions in the segment, we choose to compete in because we do have a legitimate right to play and win in those such as cardiology, hematology, women's health and radiology. Consumer Health it is our claim to be the leading OTC company in the world, and last but not least, Crop Science and Animal Health. With Crop Science as you know our objective is to combine our business with that of Monsanto. Coming to Monsanto, the Monsanto acquisition, when the news first broke in May that we were in discussions with Monsanto confused a lot of people because there was a perception that this was something that came out of the blue and was completely off-strategy, of the perceived strategy. Just to set the record straight, we were crystal clear. In September 2014, when we announced that we were going to separate from the then materials science business that is now a separate company listed under the name of Covestro, that our objective is to build our life sciences portfolio that is composed of pharma, consumer and crop/Animal Health. And that is exactly what we are trying to do. Why is it too appealing for us to try and combine with Monsanto? It would create a very formidable competitor that brings together best-in-class technologies and best-in-class businesses and both sides of the business do have a legitimate claim to industry leadership. Monsanto on the side of seeds and biologics and also analyticals/analytics, big data with their Climate Corp platform, and Bayer on the other side, arguably, and that's not talking us about ourselves, but is our competitors and many people in the market talking about our business. The business with the best chemistry in the world that would make as I mentioned for a formidable combination that will drive long term value. It will allow us to create faster better solutions for customers or farmers, and ultimately consumers, to enhance yield and with that also contribute to safe reliable supply of food and feed for the next decades to come. It is at the same time a highly attractive industry characterised by long term secular growth trends that are fully intact and profitable. It is highly regulated that make for high entry barriers, and it is actually a very profitable business and a very profitable industry. What are the key metrics of the transaction? First of all, as announced last week, we did come to an agreement with Monsanto to acquire the company, the merger agreement for price of $128 per share, that makes an enterprise value of about $66 billion, and this transaction had been unanimously approved by the three competent bodies that had to vote on the terms and conditions of the merger agreement. Number one, our management board, and you will have ample opportunity to talk to all of our colleagues that are here. Number two, the supervisory board of Bayer AG, and number three, post-unanimous approval of Monsanto's board of directors. The offer price constitutes a 44% premium over the undisturbed share price as of early May 2016, and roughly the same premium over the three-month volume weighted average share price. It translates into an 18.6 times EBITDA multiple if you look at past 12 months and a forward multiple of 16.5 times. Depending on how you look at it, it looks very expensive, reasonable or also quite okay. We of course, we have actually is the entire universe here so you have to pick what you want. And our perspective is that this is an attractive and value creative deal for both constituencies. 4

Bayer AG Meet Management 2016 Tuesday, 20th September 2016 And looking at the absolute price of 128; is that it is really sky high and completely out of scale, or is it something that you can look at differently? Depending on which companies you acquire, you will pay premium that have never been seen in terms of market cap. This one here is different because we are of with our business at the entire industry at the bottom of the cycle so in the trough. Mid-cycle or peak of the cycle, the price that we are paying is something that has seen the market had you know, so if you only go back 18 months Monsanto traded at roughly the same market cap or EV that is under table right now if you go back to February 2015, Monsanto was trading at around $126. Yeah so it really depends on what you are looking at to render a judgment on how attractive a deal it is. We feel actually very, very comfortable with what we have reached and I think there was also an expectation out there in the market that this deal would not be a signed deal below 130-135 or even 140. I think we have done quite a bit better. So, coming to further topics that I think make for a good discussion later on, what is the value proposition of the deal? We will generate roughly $1.5 billion dollars in synergies, 80% cost, 20% top line after year three that is a first yardstick, so it is not a full value creation that comes out of the combination as particularly further are growth synergies coming from innovation and integrated solutions will be coming later on, but it should give you an indication of what it is that you should be able to measure the success of the transaction again after year three. We will also see, and that is actually a function of the very lowest interest rate environment, not necessarily something that we have been looking at in order to sell the value proposition, but driven by the lower interest rate regime we will see EPS accretion right from the get-go lower single digits and then after year three, or in year three we will see double digit EPS accretion. Cost of capital is going to be earned based on the 128 and the financing composition after year four post-closing, and that brings me to the financing structure which we are happy to go into further detail on later on. We're going to finance this deal with a combination of equity, equity-linked and debt. Equity and equity-linked is about $19 billion. The remainder is going to be financed with debt. There were a few questions yesterday evening already on whether the equity portion is going to be reduced. Based on potential asset disposals, one of them being Covestro at some point in the future be very, very rigorously separate the two which mean number one is the financing sense on its own the way it has described and that part it's going to be done. And everything else that will come from potential portfolio asset disposal is going to be contributing to delevering the company thereafter. The reason for that is very simple. If you were to combine the financing with the need to dispose of portfolio, it would in all likelihood not be value optimising for the portfolio that will be subject to divestiture. That's the simple and straightforward reason. So, what are the next steps and the path to completion for the transaction? Number one, as I mentioned last week, was an important week. It was a milestone, but not more than that, with the signing of the merger agreements. We are in the process of starting the discussion with the regulatory agency, today is actually a very important day in the US. With the Senate hearings on industry consolidation in agriculture and then we expect the Monsanto shareholders to vote on the transaction either late 2016, or at the latest even the regular AGM that they have the shareholders meeting that they have in the beginning of 2017. Closing is expected very much present by regulatory timelines by the end of 2017. 5

Bayer AG Meet Management 2016 Tuesday, 20th September 2016 Regulatory Environment Let me briefly talk about the regulatory environment and what it is and what it not is. The regulatory environment is for us really important in three categories. Number one, product overlap.Number two, national security of CFIUS approval in the US, and number three overall industry consolidation. The transaction is characterised by highly complementary portfolios and that means that we have very limited portfolio overlaps. We are a chemical company with a very, very small seed positioning in broad-acre crop. There is very limited overlap in a number of crops, and that is what our crop colleagues will go into later on, whereas Monsanto is a seeds and biotechnology company. combination the overlap is fairly limited that's number one. So given the size of the The product overlap, very manageable. We have contractually agreed to a 1.6 billion sales volume that we see as, let's say, the number that would ultimately be divested if requested and that should give comfort to the Monsanto shareholders. We do not even believe that it will get to that number, but that is of course subject to the regulatory position. Secondly, CFIUS and national security you know that the ChemChina-Syngenta deal has been cleared by CFIUS, Bayer is a longstanding corporate citizen in the US. We are – have been in the US for 150 years much longer than Monsanto has been in existent. In existence, we are more than 12,000 people in the US and we do not see any issue with CFIUS approval hence we file voluntarily for CFIUS review and that is typically a fairly quick process. Last but not least, industry consolidation, which is a topic that I think a lot of people are concerned about. Also here our perspective is different. If you want to see more innovation that is going to bring better and faster solution to farmers, consolidation has to happen and it is very much the same as we saw in the late 90s, we are the last major consolidation base drove significant innovation and with that value-added for farmers. This is exactly the same and also after the currently discussed major combination. This is going to be an industry that is characterised by very healthy competition. So how big a challenge is the combination with Monsanto for us in terms of our ability to integrate? We have a track record of doing a lot of M&A, separations and integrations over the last 15 years. I do think we have a well agreed transaction machine in the organisation. We know what it is that we have to do and you can be fooled by the size of the transaction. If you then peel the onion and look at the size of the organisation and our as organised worldwide, it actually does not look that dissimilar from Schering which we did in 2005 [2006] roughly the same headcount, just a little bit more than 20,000 people, so potentially more concentrated though in the America compared to a much more regionally dispersed Schering organisation with many more entities around the world. So, give and take in order to kind of set a little bit level of complexity is about the same directionally in our assessment compared to what we did about 10 years ago with Schering. What are the criteria we develop our portfolios by? And you have heard me talk about as many, many times during our encounter in IR trip. So very simply speaking the criteria are the following. First of all, we are going to be in businesses that compete in markets that are characterised by long term above GDP growth, high market profitability. Of course innovation-based business model caters to our strength.We also have regulated market, because regulation once you understand and you can deal with it is a good thing rather than a bad thing because it does have a certain level of protection of the industry and the profit pool 6

Bayer AG Meet Management 2016 Tuesday, 20th September 2016 in the industry.We need to be sure that and our leadership we can manage and develop these businesses into leading positions, and last but not least based on the capabilities we have in-house. We need to be convinced that we are the best owners of the business. So these are the criteria.We are driving our decisions by value generation criteria.Our valuation models are based on DCF model. So, only DCF is actually driving the valuation and then with that also our assessment on what it is we need in order to go for something and what it is that we'd like to retain value. Our main metrics in managing our business operationally, our sales growth margin and of course value creation measured by our current CFRoI and cash return investment. There is no trade-off and let's say cross-subsidising of different businesses if we were to go down that path, the risk would be that we would damage the business really brief of necessary funding. So that is something we do not do and as I mentioned already, we are able to integrate and run businesses also with larger transactions. We have proven that we can do this over time. You will see here that if we go back roughly 10 years, maybe more than 10 years, we rebuilt pharma both organically and inorganically into a strong performing, very nicely growing mid-sized competitor that has quite a bit of runway and Dieter and his team would go into it later. Consumer Health we built very early on when nobody really had brought it the opportunity at hand of the valuation you know the consumer business fetched these days and we build it actually by almost sector four of five over the last years, again driven by organic and inorganic growth into the current leadership position. Last but not least very early on, in the early 200s we acquired the Aventis CropScience business that was actually the foundation for our crop business to develop into the leading strongest chemistry business in the world, and with Monsanto, yet another major step would be taken, if you look at the overall size of the industry and what type of a competitor would emerge out of that combination. Operating performance has been good over the last years as well. To say the least, you will see both a very, very continuous growth of top and bottom line, very remarkable to actually step up of profitability in 2014 from 2014 to 2015. I would like to say that all of that has been driven operationally. Truth to be told is that of course, we did have quite a bit of tailwind by currencies this year. So this year, we had a little bit of headwind, but the significant increase between 2014 and 2015 was driven by both operating leverage and at the same time FX effect. Overall still, a very, very pleasing performance if you look at the track record over the last five or almost six years. First half of 2016 is no different. You will see that we have been driving both top and bottom line very strongly as well. Bottom line hampered of course by the situation in Covestro that continues to be consolidated in our overall financials with the various strong bottom line performance, good volumes and actually high asset utilisation. But at the same time lower prices driven by lower commodities, but again profitability has developed very nicely. Other businesses and we will go into that later on. So I am not going to spend any time here are performing well if you look at the overall industry environment, not necessarily all of them as good as we thought they were going to do at the beginning of the year and that to a large extent driven by industry environment. We have also had some leading pipeline use as we see here. Later we will talk about that in more detail, in a) divisional presentations and later on in the breakout. First half has also led 7

Bayer AG Meet Management 2016 Tuesday, 20th September 2016 to adjusting our guidance as of middle of the year. Most importantly, we now see a high digit percentage increase in our adjusted EBITDA and that is true for the Group. For life sciences, we see a mid to high digit increase so we have adjusted upwards as well. And that of course and has also been played it into adjustment upwards adjustment of our core EPS guidance who as now expecting a mid to high single digit increase. Based on where we are today, so we have about two weeks to ago. In quarter three we are very, very confident that this is the guidance we are going to be able to deliver again. So trading in quarter three without going into selective disclosure here is in line with our expectations that we communicated as part of our Q2 earnings release. Now let's talk about mid term aspiration. A lot of talk around leverage in pharma and will we ultimately see further margin improvement. If you look at the numbers and face value it does not look that different other also for the sake of full transparency go a little bit more into detail in a second, but first of all pharma or the three years, the 2016, 2017 and 2018 we expect a CAGR of 6% that is above market and the margin profile of between 32 and 34% depending on the R&D funding we will see during this time. Consumer health 4 to 5% CAGR and then EBITDA margin of 25% I go into some detail on this one as well. And last but not least Animal Health 4 to 5% growth in line with market and EBITDA margin of 23 to 24%. Crop Science looking at the combined business, we expect above market growth and an EBITDA margin of above 30% after year three of the integration. So once we have that 1.5 billion, EBITDA contribution coming out of the synergy generation as part of our bottom line. The combined business should fetch a margin higher than 30%. So let's go into pharma and reconcile what the 32 to 34% that you know from the last mid term guide that reflected on 2017 translate into for the new mid term guidance in 2018. And there are two takeaways I would like you to take home. Number one, the underlying profitability of pharma is increasing by 1.1 percentage point. So on the like-for-like basis, you need 33 to 35% and that despite the fact that we continue to invest and actually have increased the level of investments in R&D and to see here reflected with a roughly little more than half percent 'dilution' that goes into long term growth investments behind our early mid and late stage pipeline. That also means that we will continue to fund pharma with what it needs in order to flourish and grow over the next years to come, many years to come, there is quite a bit of concern on the patent cliff and the like.I think we can address that later on as well.So, very briefly, what are the business is about and what is the focus with our current and that is in our product We had been doing investment strategies? On pharma, of course, deliver the growth pipeline on one side and our market portfolio on the other side. very, very well particularly with our recently launched newer product portfolio and here more specifically Xarelto and Eylea. Secondly, continued to develop our pipeline, not only organically, but this is what we have done very, very successfully over the last years, by meaningfully amending our own pipeline with external innovation ideally with in-licensing and M&A. We have a fair chance to create some value and that of course means also that mid term growth and margin aspirations need to be delivered on in order to create that value, and that be continued to strike the right balance between margin and profitability on one side and on the other side sustainability for the next decade plus to come. 8

Bayer AG Meet Management 2016 Tuesday, 20th September 2016 That also translates into an upgraded peak sales guidance for the products you know the five products Xarelto, Eylea, Xofigo, Stivarga and Adempas. We are taking it up from the prior guidance of sales potential at peak of greater 7.5 billion to now greater 10 billion, but it's not at but greater than 10 billion that what we see here. Consumer we have been in the business of building leading brands. We have a highly consolidated portfolio of very, very large consumer brands that we have very successfully developed over time. We need to further drive these brands in key markets. We have adjusted our model and Erica will go into a little bit later on where we select and where we invest behind these brands. So it's a more sophisticated approach compared to the last years, and last but not least that we also continued to accelerate innovation in the business. This is the brand portfolio many, many well-known brands as all of you know both the Legacy, Bayer and Roche brand, but also the new in our consumer care brands that were added in 2014.But overall, all the things are going well.We cannot claim that we have achieved everything that we wanted to achieve with the aspiration that was connected to the acquisition of the Merck OTC business in 2014. We have already said that in terms of generating cost synergies here we are ahead of target for 2015, 2016 and also into 2017 yet that cannot compensate for the fact that we have actually had to deal with right from the get-go. Number one, there was a base effect where the businesses that was expected to be handed over had a top line of about 100 million lower than what was actually presented during due diligence. We had to discontinue continue a few products. The new product development was not nearly as good as it was presented and there was limited ability to do due diligence in a highly competitive process. And you could take all of that together, we simply have to come to terms that we will not be able to generate the top line synergies we had expected within the timeframe we had expected. And at the same time we have to invest behind some of the brand that needs further investment in order to put their full potential. Most important to mention here Dr. Scholl's and Coppertone. Very attractive, high value, brand equity, but it needs further investment in order to get to the full value and that is actually what we also see in the adjusted mid term aspirations of our OTC business. CropScience CropScience, I think I can keep it very, very short. It is about creating a product portfolio that is better adjusted in a component to each other and with that will yield significantly better results in the hands of our customers. The way that I always try to explain it to myself is that the meaning of the integrated offering is that what you see in a paint shop where you can go either buy different components and put them together to paint the car or what have you, and you have to rely on your own experience in order to get the certain result, or you go and buy a system that yields a guaranteed result based on optimally adjusted components. And as long as you apply it according to instructions, that yields a superior result. That is what the integrated offering is all about driven by chemistry, seeds, biological, agronomic advice and the significant power of analytics that would come with that combination. So the main benefit of course, scale breadth, significant R&D funding I will come to that in a second. A very well fed pipeline across the entire spectrum of products in crop. The integrated solutions are already mentioned and then a significant further value driver which will probably ultimately result in being a platform for the industry and that is the digital 9

Bayer AG Meet Management 2016 Tuesday, 20th September 2016 farming platform that Monsanto would bring to the table. R&D 4.5 billion in 2015, we are significantly setting up our R&D funding in order to drive the long term value and development of our business. You will see that roughly 60% of our R&D funding goes into pharma and inside of that if we talk about the potential under-funding of pharma, the organic funding of pharma is not driven or limited by our M&A and portfolio activities. It is purely a function of our margin expectations. And yes I think we found a way to balance margin expectations and the need to further invest into R&D and I think you see fairly impressively here that our R&D margin is edging up in order to cater to the further development needs of our portfolio. This year alone roughly 400 million higher compared to last year, and I think is actually significantly higher increase expenditure-wise compared to the top line growth we have and that will continue with us edging up towards the higher end of the R&D margin we have been guiding for. Main projects and that is something we will go into further detail on later on, is our new mid term pipeline that is going to result overall in a peak sales potential of 6 billion. We are quite excited about an anetumab, to just mentioned one that have, that has a sales potential of bigger than 2 billion have approved in multiple cancer such as mesothelioma and ovarian. Again, more to go into later on in the pharma and in the breakout sessions. Also, in terms of lifecycle management and new pharmaceutical product coming to market, you will see as illustrated by this picture, again, deeper dive later on that we are well equipped to manage our business going forwards. We do not see the concern that some people have that we are rapidly approaching a major patent cliff. Just one remark on this one, Xarelto is our biggest product. It will continue to be our biggest product and this is not going to go off-patent any time near. If you just look at the US, which is a key market for us, patent expiration in the US if you had the pediatric extension is only going to be in the later part of 2025. Yes, so regardless how you want to look at this, this is a mid-lifecycle pharmaceutical portfolio. There is significant momentum and growth in it, and not and end of lifecycle portfolio that is nearing, rapidly nearing patent expiration. Consumer health driven by customer-centric innovation, a lot of new product with incremental innovation that is as seen as valuable in the hands of consumers that is what our new product development is very good at. In Consumer Health, we continue to fund here also, significantly also more than we thought we were going to do in 2014. And then last but not least, just a very, very quick glimpse on what the combined R&D budget for our crop business would look like. Pro forma it would be €2.5 billion in R&D funding which is 50% higher than the next nearest competitor and roughly twice the R&D funding of the Syngenta-ChemChina combination. And that I think gives you also some perspective on how powerful in the long run that combination is going to be driven by its ability to generate real true innovation that is going to increase yields and value in the hands of farmers around the world. Summary In summary, what is Bayer about and what will Bayer further evolve into? We are and will continue to be a leading life sciences company that is focusing on value creating portfolio management. A very, very strong focus on operating performance and us delivering again the objectives we set and communicate. And last, but not least and that is the lifeline of our business a true innovator in the field of business we are in. With that, let me conclude my 10

Bayer AG Meet Management 2016 Tuesday, 20th September 2016 remarks and I will hand over to Dieter who is going to talk about our pharma business. Many thanks.  11